Exhibit 4.1

Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934, As Amended

The following description of the securities of Burke & Herbert Financial Services Corp. (the “Company”) may not be complete and is subject to, and qualified in its entirety by reference to, applicable provisions of Virginia law and the terms and provisions of the Company’s Articles of Incorporation and the Articles of Amendment to the Articles of Incorporation (collectively the “Articles”) and the Company’s Bylaws (the “Bylaws”).
General
The Company is authorized to issue up to 40,000,000 shares of Common Stock with a par value of $0.50 per share (“Common Stock”). The Company is also authorized to issue 2,000,000 shares of serial preferred stock, par value $1.00 per share (“Serial Preferred Stock”), of which 1,500 shares have been designated as 6.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series 2021 or “Series 2021 Preferred Stock.” The preferred stock may be issued in one or more series and with such terms and conditions, at such times and for such consideration as our board of directors may determine.
Common Stock
The Company’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the Nasdaq Stock Market LLC under the symbol “BHRB.”

Voting Rights
All shareholders are entitled to receive notice of any meeting of shareholders of the Company, and to attend, vote and speak at such meetings, except those meetings at which only holders of a specific class of shares are entitled to vote separately as a class.
The holders of the Company’s Common Stock are entitled to one vote per share and, in general, the affirmative vote of a majority of the shares issued, outstanding and entitled to vote is sufficient to authorize action upon routine matters. A nominee for director shall be elected to the Company’s Board of Directors (the “Board”) at any meeting of shareholders at which a quorum is present if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that nominees for director shall be elected by a plurality of the votes cast at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, the shareholders shall not be permitted to vote against a nominee. A quorum for the transaction of business at a meeting of shareholders is present if shareholders who, together, hold a majority of the outstanding Common Stock of the Company entitled to vote are present, either in person or by proxy.
Dividend Rights
The Company’s shareholders are entitled to receive dividends or distributions that its Board may declare out of funds legally available for those payments. The payment of distributions by the Company is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.
Liquidation Rights
In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Shares will be entitled to ratably receive all of the Company’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares.

Serial Preferred Stock
The Company’s Board is empowered to authorize the issuance of up to 2,000,000 shares of Serial Preferred Stock, par value $1.00, which includes 1,500 shares of Series 2021 Preferred Stock, with a liquidation preference of $10,000 per share. Our Articles authorize the board to, without shareholder approval, adopt resolutions providing for the issuance of preferred stock in such classes or series, with such voting powers, conversion features, designations, preferences, rights, qualifications, limitations and restrictions of each class or series of preferred stock as may be determined by our board of directors.
As of the date of this prospectus, 1,500 shares of the Series 2021 Preferred Stock are issued and outstanding.
Series 2021 Preferred Stock
The following summary describes the material features and rights of our Series 2021 Preferred Stockholders and is subject to, and qualified in its entirety by, applicable law and the provisions of our Articles.

Number. The Company designated 1,500 shares of Series 2021 Preferred Stock, par value $1.00 per share.

Dividends. Dividends on the Series 2021 Preferred Stock will be payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a non-cumulative basis on the $10,000 per share purchase price, at an annual rate equal to 6.0%. Subject to the foregoing, dividends will be payable in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”) commencing on June 15, 2021. Each dividend will be payable to holders of record as they appear on our stock register on the 15th day of the month, whether or not a business day, in which the relevant dividend payment date occurs. Each period from and including a dividend payment date (or the date of the issuance of the Series 2021 Preferred Stock) to but excluding the following dividend payment date is herein referred to as a “dividend period.” Dividends payable for each dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid. The term “business day” means any day that is not Saturday or Sunday and that, in Alexandria, Virginia, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.
Dividends on the Series 2021 Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and declare a dividend on the Series 2021 Preferred Stock for a dividend period, or if the board of directors authorizes and declares less than a full dividend, we will have no obligation to pay any dividend or full dividend for that period, whether or not our board of directors authorizes and declares dividends on the Series 2021 Preferred Stock for any subsequent dividend period.
We are not obligated to and will not pay holders of the Series 2021 Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Series 2021 Preferred Stock any dividend in excess of the dividends on the Series 2021 Preferred Stock that are payable as described above.
Dividend Stopper. So long as any share of Series 2021 Preferred Stock remains outstanding, (1) no cash dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior securities (other than a dividend payable solely in shares of junior securities) and (2) no shares of junior securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of junior securities for or into other junior securities, or the exchange or conversion of one share of junior securities for or into another share of junior securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities), unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Series 2021 Preferred Stock and parity securities have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Series 2021 Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any parity securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Series 2021 Preferred Stock. To the extent that we declare dividends on the Series 2021 Preferred Stock and on any parity securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Series 2021 Preferred Stock and the holders of any parity securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series 2021 Preferred Stock and all parity securities bear to each other.
Voting Rights. The holders of the Series 2021 Preferred Stock do not have voting rights other than those described below, except as specifically required by Virginia law. In any matter in which the Series 2021 Preferred Stock may vote, each share of Series 2021 Preferred Stock will represent one vote.
So long as any shares of Series 2021 Preferred Stock remain outstanding, the vote or consent of the holders of at least two-thirds of all of the shares of Series 2021 Preferred Stock and Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, shall be necessary for effecting or validating:
•amend or alter the provisions of our Articles so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series 2021 Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Company;
•amend, alter or repeal the provisions of our Articles so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series 2021 Preferred Stock, taken as a whole; or
•consummate a binding share exchange or reclassification involving the Series 2021 Preferred Stock or a merger or consolidation of the Company with another corporation or other entity, unless in each case (i) the shares of Series 2021 Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series 2021 Preferred Stock, taken as a whole;
provided, however, that any creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series 2021 Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding-up of the Company will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series 2021 Preferred Stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series 2021 Preferred Stock for this purpose), then only the Series 2021 Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
Without the consent of the holders of Series 2021 Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series 2021 Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series 2021 Preferred Stock:
•to cure any ambiguity, or to cure, correct or supplement any provision contained in the articles of amendment establishing the Series 2021 Preferred Stock that may be defective or inconsistent; or

•to make any provision with respect to matters or questions arising with respect to the Series 2021 Preferred Stock that is not inconsistent with the provisions of the Articles of Amendment establishing the Series 2021 Preferred Stock.
Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, the holders of the shares of the Series 2021 Preferred Stock will be entitled to receive a liquidating distribution of $10,000 per share of Series 2021 Preferred Stock, plus any declared and unpaid dividends (without accumulation of any undeclared dividends) to and including the date of such liquidation, out of assets legally available for distribution to our shareholders, before we make any distribution of assets to the holders of our common stock or any other class or series of shares of stock ranking junior to the Series 2021 Preferred Stock. Distributions will be made pro rata as to the Series 2021 Preferred Stock and any other stock ranking on parity with the Series 2021 Preferred Stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series 2021 Preferred Stock and any other stock ranking on parity with the Series 2021 Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series 2021 Preferred Stock will have no right or claim to any of our remaining assets.
In the event that our assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series 2021 Preferred Stock and the corresponding amounts payable on any parity securities, the holders of Series 2021 Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.
Redemption. The Series 2021 Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except for the redemption upon the occurrence of a “regulatory capital treatment event” as further described below, the shares of Series 2021 Preferred Stock are not redeemable prior to April 15, 2026 (the “5-Year Anniversary Date”). The holders of the Series 2021 Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series 2021 Preferred Stock.
We may, at our option and subject to any required regulatory approvals, redeem the Series 2021 Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after the 5-Year Anniversary Date, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” including prior to the 5-Year Anniversary Date, in each case at a redemption price equal to $10,000 per share, plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series 2021 Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). In the event the applicable dividend payment date that is the redemption date is not a business day, the redemption price shall be paid on the next business day without any adjustment to the amount of the redemption price paid. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect the Company to redeem the Series 2021 Preferred Stock on or after the date it becomes redeemable at the Company’s option.
We are a bank holding company regulated by the Federal Reserve. We intend to treat the Series 2021 Preferred Stock as “additional tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.
A “regulatory capital treatment event” means the good faith determination by us, that, as a result of any:
•amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series 2021 Preferred Stock;
•amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series 2021 Preferred Stock;
•official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series 2021 Preferred Stock;
there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $10,000 per share of the Series 2021 Preferred Stock then outstanding as additional tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines, rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules, guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series 2021 Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
Under regulations currently applicable to us, we may not exercise our option to redeem any shares of Series 2021 Preferred Stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem the Series 2021 Preferred Stock unless it is replaced with other tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with our risk.
If shares of Series 2021 Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series 2021 Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof; provided that, if the shares of the Series 2021 Preferred Stock are held in global form through The Depository Trust Company, or “DTC,” we may give such notice at such time and in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of Series 2021 Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•the redemption price;
•the place or places where holders may surrender certificates evidencing shares of Series 2021 Preferred Stock for payment of the redemption price; and
•that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of Series 2021 Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series 2021 Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series 2021 Preferred Stock, such shares of Series 2021 Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of the Series 2021 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (i) pro rata from the holders of records of the Series 2021 Preferred Stock in proportion to the number of shares of the Series 2021 Preferred Stock held by such holders, (ii) by lot, or (iii) in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series 2021 Preferred Stock is listed.
Holders of the Series 2021 Preferred Stock will have no right to require the redemption or repurchase of the Series 2021 Preferred Stock and should not expect such redemption or repurchase.
Preemptive Rights. No holder of any share of our Series 2021 Preferred Stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.
Conversion. The Series 2021 Preferred Stock will not be convertible to common stock.
Transfer Agent, Registrar and Calculation and Paying Agent. Equiniti Trust Company, LLC, will act as initial transfer agent, registrar and calculation and paying agent for the payment of dividends for the Series 2021 Preferred Stock.
No Preemptive or Conversion Rights; Redemption and Assessment
No holder of any shares of capital stock of the Company of any class thereof shall have any preemptive rights to purchase additional shares of capital stock of the Company, securities convertible into such shares, or any options, warrants, or rights to purchase such shares or securities convertible into any such shares.
The Company’s Common Stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.
Forum Selection
Our Bylaws provide that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Alexandria Division or, in the event that court lacks jurisdiction, the Circuit Court of the City of Alexandria, Virginia, will be the sole and exclusive forum for:
•any derivative action or proceeding brought in the name or right of the Company or on its behalf;
•any action asserting a claim for breach of a fiduciary duty owed by a director, officer, employee or other agent of ours to us or our shareholders;
•any action arising or asserting a claim arising pursuant to any provision of the VSCA or any provision of our Articles of Incorporation or Bylaws; or
•any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our Articles of Incorporation or Bylaws, in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants in any such action.
By its terms, the exclusive forum provision in our bylaws would apply to claims made under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provision in this Section 6.
However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result of these provisions, the exclusive forum provisions may not apply to, and there is uncertainty as to whether a court would enforce such exclusive forum provisions with respect to, suits brought to enforce any duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
The exclusive forum provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers or increase costs on shareholders pursuing any claims against us. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, results of operations and financial condition.
Anti-Takeover Provisions
Authorized Serial Preferred Stock. The Company’s Articles authorize the Company’s Board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights, and other terms of such series. Under this authority, the Company’s Board could create and issue a series of preferred stock with rights, preferences, or restrictions that have the effect of discriminating against an existing or prospective holder of the Company’s Common Stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of Common Stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or to discourage an attempt by, a potential acquirer to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of the Company’s management.
Removal of Directors and Board Vacancies. The Company’s Articles provide that directors may only be removed by the Company’s shareholders for cause and only with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote. Virginia law and the Company’s Articles and Bylaws provide that any vacancy occurring on the Company’s Board may be filled by the remaining members of the Board. These provisions may discourage, delay, or prevent a third-party from voting to remove incumbent directors and simultaneously gaining control of the Company’s Board by filling the vacancies created by that removal with its own nominees.
Advance Notification Requirements. The Company’s Bylaws require a shareholder who desires to raise new business or nominate a candidate for election to the Board at an annual meeting of shareholders to provide advance notice of not later than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. The Company’s Bylaws also require shareholders who desire to raise new business to provide certain information concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Such requirements may discourage the shareholders from submitting nominations and proposals.
Shareholder Meetings. Pursuant to its Bylaws, special meetings of shareholders may be called only by a resolution of the Company’s Board, by the chairperson of the Board, or by the chief executive officer. As a result, shareholders are not able to act on matters, other than at annual shareholders’ meetings, unless they are able to persuade the chairperson of the Board, the chief executive officer, or a majority of the Board to call a special meeting.
Merger or Change of Control Considerations. The Company’s Bylaws provide that no plan of merger or share exchange or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Company’s property, otherwise than in the usual and regular course of business, shall be submitted to the shareholders for a vote unless such action is approved by at least two-thirds of the entire Board.
Affiliated Transactions Statute. The Virginia Stock Corporation Act (“VSCA”) contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally any beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:
•the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;
•the affiliated transaction has been approved by a majority of the disinterested directors; or
•subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.
The provisions of the Affiliated Transactions Statute are only applicable to public corporations that have more than 300 shareholders.
Control Share Acquisitions Statute. Under the VSCA’s control share acquisitions statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:
•unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or
•among other exceptions, unless such acquisition of shares is made pursuant to an affiliation agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.
If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.” The provisions of the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but the Company has not done so.
Transfer Agent
The transfer agent for the Company’s Common Stock is Equiniti Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.
Securities Are Not Insured by the FDIC
Investments in the Common Stock or any of the Company’s equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of investment or principal.